FOR IMMEDIATE RELEASE:   Wednesday, January 31, 2007

CONTACT:    Bradley T Nielson
            President and Chief Executive Officer
            Paul R. Killpack
            Chief Financial Officer
            MITY Enterprises, Inc.
            801-224-0589

                       MITY ENTERPRISES, INC. ANNOUNCES
                       RESULTS FOR THIRD FISCAL QUARTER

OREM, UTAH - Bradley T Nielson, president and chief executive officer of MITY Enterprises, Inc. (NASDAQ: MITY), today announced operating results for the third quarter ended December 31, 2006.

Net sales for the third quarter totaled $15.2 million compared to $13.4 million a year ago, an increase of 14 percent. Net income was lower by 10 percent at $1.1 million. Basic and diluted earnings per share for the recent quarter were $0.32, compared to the previous year's third quarter basic earnings per share of $0.29 and diluted earnings per share of $0.28, an increase of 10 percent and 14 percent, respectively.

Net sales for the nine months ended December 31, 2006, totaled $45.7 million
compared to $41.8 million a year ago, an increase of 9 percent.   Net income
was $3.7 million versus $4.2 million for the comparable period a year ago. Basic and diluted earnings per share for the nine-month period were $1.03 and $1.00, respectively, an increase of 2 and 3 percent over the previous year's nine-month basic and diluted earnings per share of $1.01 and $0.97, respectively.

As compared to the third quarter of fiscal 2006, the increase in net sales reflected growth of 14 percent in the healthcare seating unit as well as 11 percent growth in the multipurpose room unit. International sales accounted for 16 percent of total sales. The increase in sales in the multipurpose room unit during the quarter was primarily attributable to growth in the public assembly, government, recreation, education, and hospitality markets.

"We are pleased to once again report strong sales growth," said Nielson. "I am especially excited about the launch of our new Magnattach(R) portable dance floors and we are very pleased with the customer response. We did, however, continue to struggle with higher labor costs associated with our tight local labor market and other production inefficiencies experienced during the quarter which negatively impacted gross margins. We believe we are taking the necessary actions to get the issues under control."

"We are pleased to see continued sales growth in our core business," noted Paul R. Killpack, chief financial officer. "We believe that strong sales growth will continue and anticipate that sales will be up again during the coming quarter by as much as 10 percent as compared to last year's March quarter."

The Company will host a follow-up live broadcast over the Internet to discuss the financial results at 4:30 p.m. Eastern Time today. The live web simulcast of the conference call will be available to the public online at www.mityinc.com or on StreetEvent's Individual Investor Center at www.streetevents.com. Listeners are encouraged to log on five to ten minutes prior to the start time to ensure participation from the beginning. A replay of the broadcast will be available within approximately one hour for a week following the call at the referenced websites.

Copies of the Company's 10-Q and report for the fiscal 2007 third quarter will be available online at www.mityinc.com.

Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. MITY Enterprises focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture and healthcare seating. MITY's products are marketed under the Mity-Lite, Broda and Versipanel tradenames. Headquartered in Utah, MITY Enterprises serves national and international customers directly
and through distributors.    For further information, visit MITY Enterprises
online at www.mityinc.com.

This press release contains forward-looking statements related to (i) the Company's future prospects with Magnattach(R) portable dance floors, and (ii) the Company's anticipation of continued strong sales growth, including the Company's belief that sales for the fourth quarter will be as much as 10 percent higher as compared to last year's sales for the same period. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to (i) continued margin pressures from laborcosts, (ii) continued global economic uncertainty resulting from terrorism threats, current world tensions and related U.S. military actions and their potential impact on the Company's operations; (iii) whether the economy will continue to strengthen and whether the Company's market segments will continue to improve and customer demand will support our sales forecast;
(iv) increased price and quality-based competitors, particularly in the multipurpose room furniture segment; (v) lack of available capital and other resources to develop or acquire and commercialize new products, and (vi) all other risks and uncertainties outlined in MITY Enterprises's documents filed with the Securities and Exchange Commission. All forward-looking statements and other information in this press release are based upon information available as of the date of this release. Such information may change or become invalid after the date of this release, and by making these forward-looking statements, MITY Enterprises undertakes no obligation to update these statements after the date of this release, except as required by law.

                                 - more -


                             MITY ENTERPRISES, INC.
                        UNAUDITED FINANCIAL HIGHLIGHTS

                                              THREE MONTHS ENDED
                                                 DECEMBER 31,
                                           2006              2005
                                       -----------       -----------
Net sales                              $15,242,000       $13,408,000

Income from operations                   1,550,000         1,656,000

Pre-tax income                           1,627,000         1,720,000

Net income                               1,074,000         1,199,000

Basic earnings per share                     $0.32             $0.29

Weighted average number of common
 shares-basic                            3,326,221         4,076,166

Diluted earnings per share                   $0.32             $0.28

Weighted average common and common
 equivalent shares-diluted               3,403,628         4,221,533



                                              NINE MONTHS ENDED
                                                 DECEMBER 31,
                                           2006              2005
                                       -----------       -----------
Net sales                              $45,725,000       $41,845,000

Income from operations                   5,460,000         6,177,000

Pre-tax income                           5,571,000         6,288,000

Net income                               3,677,000         4,162,000

Basic earnings per share                     $1.03             $1.01

Weighted average number of common
 shares-basic                            3,577,615         4,135,492

Diluted earnings per share                   $1.00             $0.97

Weighted average common and common
 equivalent shares-diluted               3,675,154         4,288,388


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